Exhibit 99.1

                  SIGA TECHNOLOGIES COMPLETES PRIVATE PLACEMENT

NEW YORK, January 9, 2003 -- SIGA Technologies, Inc. (NASDAQ: SIGA and
FRANKFURT: SGW 919 473), a biopharmaceuticals company focusing on antibiotics and vaccines directed at bacterial infections, anticipates the completion of a closing of a private placement of up to 34 units consisting of 1.7 million shares of its common stock to a group of private investors. The gross proceeds from the offering will be approximately $1.85 million, with net proceeds of approximately $1.65 million to SIGA.

SIGA is identifying and developing novel anti-infective agents based on its pioneering research in the field of bacterial surface proteins, structures used by bacteria to initiate and maintain an infection. Drug candidates that interfere with surface protein expression are expected to be effective against a wide range of disease-causing bacteria, including antibiotic resistant bacteria, by blocking the attachment of bacteria to human tissue, the first step in the infection process. By comparison, antibiotics available today act by interfering with either the structure or the metabolism of a bacterial cell, affecting its ability to survive and to reproduce. No currently available antibiotics target the attachment of a bacterium to its target tissue. Once prevented from attaching to and colonizing human tissue, bacteria are readily cleared by the body's immune system.

SIGA's lead product development programs focus on biological warfare defense, mucosal vaccines for strep throat and sexually transmitted diseases, commensal bacteria for the delivery of vaccines and protein therapeutics and novel antibiotics for gram positive and gram negative bacteria.

This news release contains certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements, including statements regarding the efficacy and intended utilization of SIGA's technologies under development, are not guarantees of future performance. Actual results may differ materially from the expectations contained in the forward-looking statements. Factors which may cause such differences include the risk that potential products that appeared promising in early research or clinical trials to SIGA or its collaborators do not demonstrate efficacy or safety in subsequent pre-clinical or clinical trials, and the risk that SIGA or its collaborators will not obtain appropriate or necessary governmental approvals to market products tested in such trials.

More detailed information about SIGA and the factors discussed above is set forth in SIGA's filings with the Securities and Exchange Commission, including SIGA's Annual Report on Form 10-K for the fiscal year ended December 31, 2001, and in other documents that SIGA has filed with the U.S. Securities and Exchange Commission. Investors and security holders are urged to read those documents free of charge at the Commission's web site at www.sec.gov. Those documents may also be obtained free of charge from SIGA. SIGA does not undertake to publicly update or revise its forward-looking statements as a result of new information, future events or otherwise. For more information about SIGA, please visit the company's website at www.siga.com